Exhibit 99.1

Ventas, Inc.	10350 Ormsby Park Place, Suite 300	Louisville, Kentucky 40223	(502) 357.9000	(502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Senior Vice President and CFO
(502) 357-9000

VENTAS REPORTS THIRD QUARTER NORMALIZED FFO OF $56.3 MILLION

Third Quarter Normalized FFO Per Share Rises 15 Percent to $0.54 Per Share

Acquisitions Totaling $154 Million Completed in Third Quarter

LOUISVILLE, KY (October 27, 2005) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that third quarter 2005 normalized Funds from Operations (“FFO”) rose 41.5 percent to $56.3 million, compared with $39.8 million in the third quarter of 2004. Normalized FFO per diluted share in the third quarter of 2005 increased 14.9 percent to $0.54 from $0.47 per diluted share for the comparable 2004 period. In the quarter ended September 30, 2005, the Company had 103.9 million weighted average diluted shares outstanding, compared to 84.9 million weighted average diluted shares outstanding a year earlier.

Normalized FFO for the nine months ended September 30, 2005 was $142.9 million, or $1.54 per diluted share, a 28.1 percent increase from $111.6 million, or $1.33 per diluted share, for the comparable 2004 period.

Normalized FFO for the nine-month period excludes a $0.4 million expense relating to fees in connection with a bridge loan commitment obtained by the Company prior to the closing of the acquisition of Provident Senior Living Trust (“Provident”), which was not used by the Company. Results for the third quarter and first nine months of 2005 benefited from increased rent resulting from the Company’s accelerated investment activity and increased rent from the escalator clauses contained in its existing leases.

“In the third quarter we continued to successfully execute on our business strategy to deliver reliable growing cash flows and exceptional performance to our shareholders,” Ventas President, Chairman and CEO Debra A. Cafaro said. “With more than $1.5 billion in acquisitions completed in 2005, we have a high quality portfolio of seniors housing and healthcare assets and a platform for sustained excellence,” she added.

GAAP NET INCOME

Net income for the quarter ended September 30, 2005 was $28.7 million, or $0.28 per diluted share, compared with net income for the quarter ended September 30, 2004 of $25.3 million, or $0.30 per diluted share, after discontinued operations of $0.2 million.

Net income for the nine months ended September 30, 2005 was $83.4 million, or $0.90 per diluted share, compared with net income for the nine months ended September 30, 2004 of $74.2 million, or $0.88 per diluted share, after discontinued operations of $0.6 million.

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Ventas Reports Third Quarter 2005

October 27, 2005

SETTLEMENT OF LITIGATION AGAINST SULLIVAN & CROMWELL; VENTAS TO ESTABLISH CHARITABLE FOUNDATION

Ventas and Sullivan & Cromwell (“S&C”) have reached a settlement (the “S&C Settlement”) of the previously disclosed legal malpractice litigation brought by Ventas against S&C in 2002. Under the terms of the S&C Settlement, a $25.5 million payment will be made to Ventas on behalf of S&C in the fourth quarter of 2005. After expenses to be paid by Ventas in connection with the litigation, including to the Company’s outside legal counsel, Myron Cherry & Associates, Chicago, Illinois, Ventas should receive approximately $16 million in net proceeds from the S&C Settlement.

With $2 million of these net proceeds of settlement, Ventas intends to establish and fund the Ventas Charitable Foundation. The Ventas Charitable Foundation will be used to support charitable and philanthropic causes important to the communities in which the Company operates and to the Company’s employees. The balance of the net proceeds will be used to repay debt and for other corporate purposes.

As a result of these developments, the Company expects its 2005 net income and FFO to increase by approximately $14 million. The amount to be paid on behalf of S&C to Ventas in the S&C Settlement, expenses related thereto, and the contribution to the Ventas Charitable Foundation will be excluded in the Company’s normalized FFO results for all periods.

THIRD QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	During the third quarter, Ventas completed $154 million of transactions covering a total of 11 private-pay seniors housing facilities. Details of these investments include:

•	Ventas initiated a new relationship with Capital Senior Living Corp. (NYSE: CSU) (“Capital Senior”) with an $85 million acquisition completed September 30, 2005. Ventas added six assisted living and independent living facilities, located in six states, covering a total of 957 units. Five of the facilities are encumbered with mortgage debt in the principal amount of $44 million blended with a rate of 7 percent. The going in cash yield on these investments is 8 percent and the expected unleveraged yield over the life of the leases is 9 percent. With this acquisition, Ventas expanded its geographical reach and diversification to 42 states.

•	Ventas expanded its relationship with its tenant Summerville Senior Living with the addition of five properties in transactions valued at $69 million. The facilities added are four assisted living and Alzheimer facilities located in Florida with a total of 547 units and one 149-unit assisted living facility located in Michigan. The going in cash yield exceeds 8 percent on these facilities and the expected unleveraged yield over the life of the leases is 11 percent.

•	On October 19, 2005 Ventas acquired an independent and assisted living facility with 162 units in a transaction valued at approximately $20 million. The facility is leased to Capital Senior and the going in cash yield is 8 percent and the expected unleveraged yield over the life of the lease is 9 percent. This facility is encumbered with first and second mortgage debt in the total principal amount of $11 million, with a blended interest rate of 6.8 percent.

•	With the previously completed acquisitions, annualized rent from Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) represents approximately 52 percent of the Company’s run rate total revenue, assuming a full year effect of all closed 2005 acquisitions. Annualized revenue from market rate, non-government-reimbursed assets in the Company’s portfolio represents approximately 44 percent of the Company’s annualized revenue on the same basis. Assets leased to Kindred now represent approximately 34 percent of the Company’s total real estate assets, measured on a gross book value basis.

•	The 225 skilled nursing facilities and hospitals leased by the Company to Kindred produced EBITDAR to rent coverage of 2.0 times (after management fees) for the trailing twelve-month period ended June 30, 2005 (the latest date available). Further information detailing these rent coverages is contained on a schedule attached to this press release.

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Ventas Reports Third Quarter 2005

October 27, 2005

•	The Company’s debt to total capitalization is approximately 35 percent.

•	The Company delivered a 22 percent total shareholder return for the year to date period through September 30, 2005.

•	Ventas has a one-time right (the “Reset Right”) under each master lease with Kindred (the “Kindred Master Leases”) to increase the base annual rent to a then fair market rental rate. Ventas currently intends to give its notice to exercise the Reset Right on January 20, 2006. If the Reset Right is exercised, the rental increase, if any, would commence as early as July 19, 2006, and Ventas would pay a reset fee of up to $4.6 million. If the Reset Right is exercised, the annual rent escalations under the applicable Kindred Master Leases may be altered, depending on market conditions at the time. The Company believes that, based upon information currently available to it, reports of experts and current conditions, if Ventas were currently entitled to, and did, exercise the Reset Right, the base rent under the Kindred Master Leases would increase by at least $35 million per year. However, the value of the Reset Right is dependent on a variety of factors and market conditions and is highly speculative, and there can be no assurance regarding the value of the Reset Right.

•	As part of its existing program of charitable giving, Ventas contributed $25,000 to the Kindred Hope Fund, to assist Kindred’s New Orleans employees who experienced urgent needs arising out of Hurricane Katrina.

THIRD QUARTER 2005 RESULTS

Rental revenue for the quarter ended September 30, 2005 was $93.8 million, of which $50.3 million resulted from leases with Kindred. Third quarter 2005 expenses totaled $67.4 million and included $27.7 million of depreciation expense and $32.4 million of interest expense. Combined general, administrative and professional fees totaled $6.1 million, of which $0.9 million relates to the Company’s litigation against S&C and consulting fees in connection with the Company’s strategic and organizational initiatives. Property-level operating expenses relating to the Company’s medical office building portfolio for the period were $0.7 million.

NINE MONTH 2005 RESULTS

Rental revenue for the nine months ended September 30, 2005 was $229.1 million, of which $148.8 million resulted from leases with Kindred. Expenses for the nine months ended September 30, 2005 totaled $151.8 million and included $59.3 million of depreciation expense and $72.5 million of interest expense. Combined general, administrative and professional fees totaled $16.7 million. Property-level operating expenses relating to the Company’s medical office building portfolio for the period were $1.9 million.

VENTAS AFFIRMS NORMALIZED FFO GUIDANCE FOR 2005 AND 2006

Ventas affirmed its 2005 normalized FFO guidance of between $2.06 and $2.08 per diluted share and its 2006 normalized FFO guidance of between $2.20 and $2.23 per diluted share.

The Company expects non-cash straight-line rent attributable to its June 2005 acquisition of Provident to approximate $11.0 million in 2005 and $17.1 million in 2006.

The Company’s normalized FFO guidance for all periods assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company. In addition, the Company’s normalized FFO guidance (and related GAAP earnings projections) excludes gains and losses on the sales of assets and the impact of future, unannounced acquisitions, divestitures (including pursuant to tenant options to purchase) and capital transactions. Its guidance also excludes the future impact of (a) any rent or other amounts derived from the Reset Right, whether through a negotiated resolution with Kindred or the appraisal process set forth in the Kindred Master Leases, (b) any expense the Company records for non-cash “swap ineffectiveness,” (c) the S&C Settlement and related expenses that were unaccrued on or before September 30, 2005, as well as the expense of establishing and funding the Ventas Charitable Foundation and (d) any expenses related to asset impairment, the write-off of unamortized deferred financing fees or additional costs, expenses or premiums incurred as a result of early debt retirement.

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Ventas Reports Third Quarter 2005

October 27, 2005

The Company’s guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

Reconciliation of the Company’s guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this press release. The Company may from time to time update its publicly announced guidance, but it is not obligated to do so.

THIRD QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Friday, October 28, 2005, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being webcast live by CCBN and can be accessed at the Company’s website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the webcast will be available at approximately 12:00 p.m. Eastern Time and will be archived for 30 days.

Ventas, Inc. is a leading healthcare real estate investment trust that is the nation’s largest owner of seniors housing and long-term care assets. At the date of this press release, Ventas owns 381 healthcare and seniors housing assets in 42 states. Its diverse portfolio includes 41 hospitals, 200 skilled nursing facilities and 140 seniors housing and other assets. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission (the “Commission”). Factors that may affect the plans or results of the Company include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities, including without limitation their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments; (e) the nature and extent of future competition; (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the cost of borrowing for the Company; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ending December 31, 2005; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) risks associated with the Company’s acquisition of Provident Senior Living Trust, including its ability to timely and fully realize expected revenues and cost savings from the merger; (q) the impact on the liquidity, financial condition and results of operations of the Company’s operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators to accurately estimate the magnitude of such liabilities; and (r) the value of the Company’s rental reset right with Kindred, which is dependent on a variety of factors and is highly speculative. Many of such factors are beyond the control of the Company and its management.

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Ventas Reports Third Quarter 2005

October 27, 2005

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Real estate investments:
Land	$295,017	$277,668	$153,851	$147,327	$140,969
Building and improvements	2,718,128	2,582,567	1,401,609	1,364,884	1,333,310

	3,013,145	2,860,235	1,555,460	1,512,211	1,474,279
Accumulated depreciation	(513,098)	(485,476)	(467,285)	(454,110)	(444,859)

Net real estate property	2,500,047	2,374,759	1,088,175	1,058,101	1,029,420
Loans receivable, net	52,588	57,540	38,883	13,031	16,309

Net real estate investments	2,552,635	2,432,299	1,127,058	1,071,132	1,045,729
Cash and cash equivalents	5,764	802	1,779	3,365	3,805
Escrow deposits and restricted cash	56,397	51,951	17,764	25,710	16,757
Deferred financing costs, net	17,257	18,314	12,928	13,550	11,738
Subscriptions receivable	—	97,020	—	—	—
Other	26,077	25,069	14,669	13,178	13,316

Total assets	$2,658,130	$2,625,455	$1,174,198	$1,126,935	$1,091,345

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$1,811,319	$1,832,684	$877,642	$843,178	$853,774
Deferred revenue	11,126	11,713	12,298	12,887	13,536
Interest rate swap agreement	6,177	11,155	9,717	16,550	21,133
Accrued dividend	37,255	—	30,531	27,498	—
Accrued interest	30,432	13,639	18,871	8,743	15,261
Accounts payable and other accrued liabilities	77,316	70,710	28,015	27,461	27,074
Deferred income taxes	30,394	30,394	30,394	30,394	30,394

Total liabilities	2,004,019	1,970,295	1,007,468	966,711	961,172

Commitments and contingencies
Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—	—	—	—
Common stock, $0.25 par value; 180,000 shares authorized; 103,226, 99,960, 85,223, 85,131 and 84,934 shares issued at September 30, 2005, June 30, 2005, March 31, 2005, December 31, 2004, and September 30, 2004, respectively	25,890	25,888	21,306	21,283	21,233
Capital in excess of par value	692,676	696,811	210,216	208,903	204,393
Unearned compensation on restricted stock	(1,017)	(1,301)	(1,616)	(633)	(968)
Accumulated other comprehensive loss	(942)	(5,343)	(3,327)	(9,114)	(13,588)
Retained earnings (deficit)	(60,280)	(51,746)	(48,255)	(45,297)	(64,473)

	656,327	664,309	178,324	175,142	146,597
Treasury stock, 79, 326, 413, 532 and 586 shares at September 30, 2005, June 30, 2005, March 31, 2005, December 31, 2004 and September 30, 2004, respectively	(2,216)	(9,149)	(11,594)	(14,918)	(16,424)

Total stockholders’ equity	654,111	655,160	166,730	160,224	130,173

Total liabilities and stockholders’ equity	$2,658,130	$2,625,455	$1,174,198	$1,126,935	$1,091,345

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Ventas Reports Third Quarter 2005

October 27, 2005

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2005 and 2004

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Rental income	$93,771	$60,310	$229,052	$171,584
Interest income from loans receivable	1,573	763	3,717	2,274
Interest and other income	791	189	2,523	772

Total revenues	96,135	61,262	235,292	174,630

Expenses:
Property-level operating expenses	677	372	1,870	869
General, administrative and professional fees	6,109	4,047	16,682	12,801
Restricted stock amortization	471	321	1,397	871
Depreciation	27,740	13,204	59,291	36,096
Loss on extinguishment of debt	—	1,370	—	1,370
Interest	32,417	16,848	72,515	48,968

Total expenses	67,414	36,162	151,755	100,975

Income before net loss on real estate disposals and discontinued operations	28,721	25,100	83,537	73,655
Net loss on real estate disposals	—	—	(175)	—

Income before discontinued operations	28,721	25,100	83,362	73,655
Discontinued operations	—	197	—	571

Net income	$28,721	$25,297	$83,362	$74,226

Earnings per common share:
Basic:
Income before discontinued operations	$0.28	$0.30	$0.90	$0.89
Net income	$0.28	$0.30	$0.90	$0.89
Diluted:
Income before discontinued operations	$0.28	$0.30	$0.90	$0.88
Net income	$0.28	$0.30	$0.90	$0.88

Shares used in computing earnings per common share:
Basic	103,081	84,073	92,172	83,202
Diluted	103,880	84,889	92,944	84,074

Dividends declared per common share	$0.36	$0.325	$1.08	$0.975

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Ventas Reports Third Quarter 2005

October 27, 2005

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income	$83,362	$74,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	59,291	36,249
Amortization of deferred financing costs	2,893	3,016
Amortization of restricted stock	1,397	871
Straight-lining of rental income	(8,392)	(1,728)
Amortization of deferred revenue	(2,463)	(1,886)
Loss on extinguishment of debt	—	1,370
Other	(2,025)	(1,907)
Changes in operating assets and liabilities:
Decrease (increase) in escrows deposits and restricted cash	3,126	(12)
Increase in other assets	(4,066)	(829)
Increase in accrued interest	21,689	9,440
Increase in accounts payable and accrued and other liabilities	16,750	5,745

Net cash provided by operating activities activities	171,562	124,555
Cash flows from investing activities:
Net investment in real estate property	(579,961)	(280,666)
Investment in loans receivable	(47,333)	—
Proceeds from loans receivable	7,190	260
Other	1,839	333

Net cash used in investing activities	(618,265)	(280,073)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	56,900	173,500
Proceeds from debt	400,000	—
Repayment of debt	(19,165)	(65,915)
Issuance of common stock	101,838	58,903
Proceeds from stock option exercises	4,717	16,913
Cash distribution to stockholders	(88,588)	(103,523)
Other	(6,600)	(2,659)

Net cash provided by financing activities	449,102	77,219

Net increase (decrease) in cash and cash equivalents	2,399	(78,299)
Cash and cash equivalents at beginning of period	3,365	82,104

Cash and cash equivalents at end of period	$5,764	$3,805

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$920,973	$103,432
Escrow deposits and restricted cash	33,813	9,170
Other assets acquired	1,560	206
Debt assumed	530,406	105,627
Other liabilities	33,114	7,181
Issuance of common stock	392,826	—

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Ventas Reports Third Quarter 2005

October 27, 2005

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	2004 Quarters		2005 Quarters
	Third	Fourth	First	Second	Third
Revenues:
Rental income	$60,310	$61,327	$62,739	$72,542	$93,771
Interest income from loans receivable	763	684	652	1,492	1,573
Interest and other income	189	215	612	1,120	791

Total revenues	61,262	62,226	64,003	75,154	96,135
Expenses:
Property-level operating expenses	372	468	552	641	677
General, administrative and professional fees	4,047	4,116	5,020	5,553	6,109
Restricted stock amortization	321	336	420	506	471
Depreciation	13,204	12,939	13,266	18,285	27,740
Loss on extinguishment of debt	1,370	—	—	—	—
Interest	16,848	17,849	17,172	22,926	32,417

Total expenses	36,162	35,708	36,430	47,911	67,414

Income before net loss on real estate disposals and discontinued operations	25,100	26,518	27,573	27,243	28,721
Net loss on real estate disposals	—	—	—	(175)	—

Income before discontinued operations	25,100	26,518	27,573	27,068	28,721
Discontinued operations	197	20,156	—	—	—

Net income	$25,297	$46,674	$27,573	$27,068	$28,721

Earnings per common share:
Basic:
Income before discontinued operations	$0.30	$0.32	$0.33	$0.31	$0.28
Net income	$0.30	$0.56	$0.33	$0.31	$0.28

Diluted:
Income before discontinued operations	$0.30	$0.31	$0.32	$0.30	$0.28
Net income	$0.30	$0.55	$0.32	$0.30	$0.28

Shares used in computing earnings per common share:
Basic	84,073	84,532	84,657	88,574	103,081
Diluted	84,889	85,180	85,400	89,350	103,880
Dividends declared per common share	$0.325	$0.325	$0.36	$0.36	$0.36

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Ventas Reports Third Quarter 2005

October 27, 2005

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	2004 Quarters		2005 Quarters
	Third	Fourth	First	Second	Third
Cash flows from operating activities:
Net income	$25,297	$46,674	$27,573	$27,068	$28,721
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	13,255	12,989	13,266	18,285	27,740
Amortization of deferred financing costs	974	879	890	945	1,058
Amortization of restricted stock	321	336	420	506	471
Straight-lining of rental income	(578)	(734)	(880)	(1,954)	(5,558)
Amortization of deferred revenue	(631)	(691)	(636)	(684)	(1,143)
Loss on extinguishment of debt	1,370	—	—	—	—
Gain on sale of assets (including discontinued operations)	—	(19,428)	—	—	—
Other	(547)	(109)	(1,046)	(402)	(577)
Changes in operating assets and liabilities:
Decrease (increase) in escrows deposits and restricted cash	1,741	(8,953)	8,194	(1,983)	(3,085)
Decrease (increase) in other assets	599	727	(703)	(8,560)	5,197
Increase (decrease) in accrued interest	8,543	(6,518)	10,128	(5,671)	17,232
Increase in accounts payable and accrued and other liabilities	3,686	231	859	14,567	1,324

Net cash provided by operating activities activities	54,030	25,403	58,065	42,117	71,380
Cash flows from investing activities:
Net investment in real estate property	(34,445)	(43,095)	(31,139)	(450,641)	(98,181)
Investment in loans receivable	—	—	(27,818)	(19,515)	—
Proceeds from loans receivable	153	3,320	997	762	5,431
Sale of real estate properties	—	21,100	—	—	—
Other	(18)	53	966	1,544	(671)

Net cash used in investing activities	(34,310)	(18,622)	(56,994)	(467,850)	(93,421)
Cash flows from financing activities:
Net change in borrowings under revolving credit facility	59,500	(134,500)	23,300	94,100	(60,500)
Proceeds from debt	—	125,000	—	400,000	—
Repayment of debt	(60,020)	(1,096)	(1,145)	(5,699)	(12,321)
Issuance of common stock	4,370	5,303	2,255	2,439	97,144
Proceeds from stock option exercises	1,407	763	699	1,337	2,681
Cash distribution to stockholders	(27,393)	—	(27,498)	(61,090)	—
Other	(2,659)	(2,691)	(268)	(6,331)	(1)

Net cash (used in) provided by financing activities	(24,795)	(7,221)	(2,657)	424,756	27,003

Net (decrease) increase in cash and cash equivalents	(5,075)	(440)	(1,586)	(977)	4,962
Cash and cash equivalents at beginning of period	8,880	3,805	3,365	1,779	802

Cash and cash equivalents at end of period	$3,805	$3,365	$1,779	$802	$5,764

Supplemental schedule of non-cash activities:
Assets and liabilities assumed from acquisitions:
Real estate property investments	$3,704	$171	$12,110	$854,134	$54,729
Escrow deposits and restricted cash	140	—	248	32,204	1,361
Other assets acquired	2	—	—	1,506	54
Debt assumed	2,619	—	12,309	466,641	51,456
Other liabilities	1,227	171	49	28,377	4,688
Issuance of common stock	—	—	—	392,826	—

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Ventas Reports Third Quarter 2005

October 27, 2005

Funds from Operations

(In thousands, except per share amounts)

	2004 Quarters		2005 Quarters
	Third	Fourth	First	Second	Third
Net income	$25,297	$46,674	$27,573	$27,068	$28,721
Adjustments:
Depreciation on real estate assets	13,102	12,832	13,175	18,190	27,622
Other items:
Loss on sale of real estate	—	(19,428)	—	175	—
Discontinued operations:
Depreciation on real estate assets	51	50	—	—	—

FFO	38,450	40,128	40,748	45,433	56,343
Loss on extinguishment of debt	1,370	—	—	—	—
Bridge loan commitment fee	—	—	—	402	—

Normalized FFO	$39,820	$40,128	$40,748	$45,835	$56,343

Per diluted share:
Net income	$0.30	$0.55	$0.32	$0.30	$0.28
Adjustments:
Depreciation on real estate assets	0.15	0.15	0.16	0.20	0.26
Other items:
Loss on sale of real estate	—	(0.23)	—	0.01	—
Discontinued operations:
Depreciation on real estate assets	—	—	—	—	—

FFO	0.45	0.47	0.48	0.51	0.54
Loss on extinguishment of debt	0.02	—	—	—	—
Bridge loan commitment fee	—	—	—	—	—

Normalized FFO	$0.47	$0.47	$0.48	$0.51	$0.54

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT. The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income, computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP) or as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in this press release.

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Ventas Reports Third Quarter 2005

October 27, 2005

Projected FFO Per Diluted Share for the Years Ending December 31, 2005 and 2006

The following table illustrates the Company’s projected FFO per diluted share guidance for the years ending December 31, 2005 and 2006, excluding any impact from the S&C Settlement.

	GUIDANCE			GUIDANCE
	For the Year Ending December 31, 2006			For the Year Ending December 31, 2005
Net income	$1.11	—	$1.14	$1.19	—	$1.21
Adjustments:
Depreciation on real estate assets	1.09	—	1.09	0.87	—	0.87

FFO	$2.20	—	$2.23	$2.06	—	$2.08

Normalized FFO	$2.20	—	$2.23	$2.06	—	$2.08

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Ventas Reports Third Quarter 2005

October 27, 2005

Net Debt to Pro Forma EBITDA

The following pro forma information considers the effect on net income, interest and depreciation of the Company’s investments and other capital transactions that were completed during the three months ended September 30, 2005, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the three months ended September 30, 2005 (dollars in thousands):

	For the Three Months Ended September 30, 2005
Pro forma net income	$28,426
Add back:
Pro forma interest	34,051
Pro forma depreciation	28,573
Restricted stock amortization	471

Pro forma EBITDA	$91,521

Pro forma annualized EBITDA	$366,084

Debt	$1,811,319
Cash	(5,764)
Restricted cash pertaining to debt	(12,038)

Net debt	$1,793,517

Net debt to pro forma annualized EBITDA	4.9	x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. The Company considers the net debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP) or as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this press release.

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Ventas Reports Third Quarter 2005

October 27, 2005

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of properties as of and for the nine months ended September 30, 2005 (dollars in thousands):

	As of and For the Nine Months Ended September 30, 2005
Portfolio by Type	# of Properties	# of Beds/Units	Revenue	Percent of Total Revenues[1]	# of States
Healthcare properties:
Skilled nursing facilities	200	25,518	$105,808	45.0%	30
Hospitals	41	3,893	55,784	23.7	19
Seniors housing facilities	120	13,032	61,806	26.3	29
Other facilities	19	122	5,654	2.3	5

Total	380	42,565	$229,052	97.3%	42

Other real estate investments:
Loans receivable	33	2,586	$3,717

[1]	The remainder of our total revenues is interest income from loans receivable and interest and other income.

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDARM and EBITDAR coverage by Master Lease:

Master Lease	TTM[1] EBITDARM Coverage[2,4]	TTM[1] EBITDAR Coverage[3,4]
1	3.0	2.4
2	2.9	2.3
3	2.3	1.7
4	2.4	1.8
5	2.0	1.5

Portfolio	2.6	2.0

1 Trailing Twelve Months EBITDARM and EBITDAR for the period ended June 30, 2005 (the latest available data provided by Kindred) to the Company’s Trailing Twelve Months cash rental revenue.

2 Coverage reflects the ratio of Kindred’s EBITDARM to rent. EBITDARM is defined as earnings before interest, income taxes, depreciation, amortization, rent and management fees. In the calculation of Trailing Twelve Months EBITDARM, intercompany profit pertaining to services provided by Kindred’s PeopleFirst Rehabilitation and Pharmacy Divisions for the twelve months ended June 30, 2005 has been eliminated from purchased ancillary expenses within the Ventas portfolio.

3 Coverage reflects the ratio of Kindred’s EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting a five percent management fee. In the calculation of Trailing Twelve Months EBITDAR, intercompany profit pertaining to Kindred’s PeopleFirst Rehabilitation and Pharmacy Divisions for the twelve months ended June 30, 2005 has been eliminated from purchased ancillary expenses within the Ventas portfolio.

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Ventas Reports Third Quarter 2005

October 27, 2005

4 Coverage excludes the portion of a one-time $55.0 million Medicare reimbursement settlement and a corresponding one-time special employee recognition payment of $15.0 million allocated by Kindred to the Ventas facilities.

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities as of September 30, 2005 (in thousands):

As of September 30, 2005
2005	$3,271
2006	225,000
2007	135,506
2008	36,627
2009	314,784
Thereafter	1,096,131

Total	$1,811,319

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